EXHIBIT 99

Kentucky First Federal Bancorp

CKF Bancorp, Inc.

Hazard, Kentucky, Frankfort, Kentucky, Danville, Kentucky and Lancaster, Kentucky
For Immediate Release July 5, 2012

For information contact:

Kentucky First Federal Bancorp

Tony D. Whitaker

(606) 436-3860

CKF Bancorp, Inc.

William H. Johnson

(859) 236-4181

CKF Bancorp, Inc. Shareholders Approve

Agreement of Merger

Kentucky First Federal Bancorp (Nasdaq: KFFB) (“Kentucky First”), the holding company for First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Frankfort, and CKF Bancorp, Inc. (“CKF Bancorp”), the holding company for Central Kentucky Federal Savings Bank, announced today that the shareholders of CKF Bancorp have approved the agreement of merger by and among Kentucky First, CKF Bancorp and Central Kentucky Federal Savings.  At a special meeting held on July 2, 2012, 98% of the votes cast were in favor of the merger.   A total of 83% of eligible shares were voted at the meeting.

The completion of the merger is subject to certain customary conditions, including the receipt of regulatory approvals.

Kentucky First Chairman and CEO Tony Whitaker expressed appreciation for the support of the CKF Bancorp shareholders.  “We believe that our new association with the staff, officers, directors, and customers of Central Kentucky Federal will be tremendously beneficial to our company and we look forward to adding the fine communities of Danville and Lancaster to our service area,” stated Mr. Whitaker.

William H. Johnson, President and CEO of CKF Bancorp, echoed Mr. Whitaker’s sentiments, “As a representative of community banks with two of the longest tenures of continuous service to their respective communities in the state (Danville since 1886 and Lancaster since 1873), I believe this merger will enhance our tradition and provide additional opportunities for our customers.  Our staff, management, and board are looking forward to serving our existing customers and attracting new ones as well.”

Kentucky First Federal Bancorp is the parent company of First Federal Savings and Loan Association of Hazard, which operates one banking office in Hazard, Kentucky, and First Federal Savings Bank of Frankfort, which operates three banking offices in Frankfort, Kentucky.  Kentucky First Federal Bancorp shares are traded on the Nasdaq Global Market under the symbol KFFB.  At March 31, 2012, Kentucky First Federal Bancorp had approximately 7,735,700 shares outstanding, of which approximately 61.1% was held by First Federal MHC.

CKF Bancorp, Inc. is the parent company of Central Kentucky Federal Savings Bank.  Central Kentucky Federal Savings Bank's main office is located at 340 W. Main Street, Danville, Kentucky.  Central Kentucky Federal Savings Bank also operates two full service branch offices, located in Danville and Lancaster, Kentucky.

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases.  The Company intends that such forward-looking statements be subject to the safe harbors created thereby.  Forward-looking statements, which are based on certain assumptions and describe future results, events, plans, strategies, and expectations of the Parties are generally identified by use of the words “plan,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or other similar expressions.  The Parties’ ability to predict results or the actual effects of their performance, plans, strategies and expectations, including those with respect to the proposed merger, is inherently uncertain.  Accordingly, actual results may differ materially from anticipated results.

The following factors, among others, could cause the actual results to differ materially from the expectations stated in this news release: the ability to successfully integrate the companies following the merger, including the retention of key personnel; the ability to fully realize the expected cost savings and revenues; and the ability to realize the expected cost savings and revenues on a timely basis; competitive pressure among depository institutions increases; operating costs, customer losses and business disruption following the merger may be greater than expected; and governmental approvals of the merger may not be obtained, or adverse regulatory conditions may be imposed in connection with governmental approvals of the merger.

Factors that could have a material adverse effect on the operations of the Parties include, but are not limited to: changes in general economic conditions, interest rates, deposit flows, loan demand, real estate values, competition, and the demand for financial services and loan, deposit, and investment products in any of the Parties’ local markets; changes in the quality or composition of any of the Parties’ loan or investment portfolios; changes in accounting principles, policies, or guidelines; changes in legislation and regulation; changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; war or terrorist activities; and other economic, competitive, governmental, regulatory, geopolitical, and technological factors affecting any of the company’s operations, pricing, and services.

The Parties undertake no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.